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                                                                    EXHIBIT 99.1

PRESS RELEASE

@TRACK COMMUNICATIONS TO RECAPITALIZE

SIGNS LETTERS OF UNDERSTANDING WITH LEADING PROVIDER OF VEHICLE
MANAGEMENT SYSTEMS AND MAJORITY SENIOR NOTE HOLDER

RICHARDSON, Texas--(BUSINESS WIRE)--Jan. 10, 2001--@Track Communications, Inc. (Nasdaq SCP:ATRK), a leading provider of wireless-based vehicle fleet management and intelligent mobile-asset-tracking solutions, today announced that it has signed a letter of understanding (LOU) with Minorplanet Systems PLC (MPS), a leading worldwide producer and distributor of telemetric-based vehicle management information (VMI(TM)) systems based in Leeds, England, to acquire the exclusive right and perpetual, royalty-free license to market, resell, distribute and operate MPS's VMI(TM) technologies and services throughout the continent of North America in return for a purchase consideration of 140 million shares of @Track's common stock.

MPS will also subscribe for 10 million shares of @Track common stock for a purchase price of $10 million to be used as working capital.

@Track, MPS and the majority Senior Note holder, which owns over 70 percent of the company's outstanding Senior Notes, have signed a separate LOU for the proposed purchase for shares of all of the 13 3/4% Senior Notes due 2005 held by the majority Senior Note holder. Each $1,000 Senior Note would be exchanged for
794.87 shares of @Track common stock, subject to adjustment, and the Senior Note holder would receive cash payment for interest accrued through Dec. 15, 2000, of $34.38 per Senior Note, totaling $3.244 million. Under the terms of the LOU, the company would offer to purchase the remaining outstanding Senior Notes held by all other senior note holders under the same terms.

The closing of the proposed transactions are subject to several significant contingencies, including, but not limited to, the satisfactory completion of due diligence reviews by both @Track and MPS, the negotiation and execution of definitive transaction documents, the receipt of necessary approvals from @Track stockholders, and other contractual, governmental and regulatory approvals.

"This strategic alliance will grant @Track the exclusive right and license to market, resell, distribute and operate MPS's VMI(TM) technologies and services throughout the continent of North America," said Jana Ahlfinger Bell, president and chief executive officer of @Track. "We expect this strategic alliance will enable @Track to enhance its product offering and to increase sales. In addition, it will reduce development costs and will speed time to market with new products targeted at companies particularly with service-vehicle fleets, a market in which we currently have significant presence. @Track's installed base currently totals over 65,000 units."



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"For some time we have viewed the United States market as the greatest single market opportunity today for MPS's VMI(TM) technology and products," said Michael Abrahams, chairman of MPS. "Our proposed alliance with @Track will provide us with an excellent opportunity to enter the U.S. market and take advantage of @Track's relationships with U.S. wireless-service providers and the company's nationwide sales, customer service and installation infrastructure."

"As we had communicated to the investment community previously, @Track was actively seeking to recapitalize the company by identifying strategic investors," noted Bell. "We believe there are clear and powerful synergies between the two companies that represent a unique opportunity to aggressively grow both companies and offer increased value to our stockholders."

"@Track has established itself as a leader in successfully developing and implementing wireless communications and vehicle-management applications for large service-vehicle fleets and the long-haul trucking industry," Abrahams added. "We are looking forward to a rewarding and mutually beneficial relationship with @Track, its employees and stakeholders."

@Track would seek to register the shares of its common stock acquired by MPS and the Senior Note holders by filing a registration statement with the United States Securities and Exchange Commission within 90 days of the completion of the transaction.

ABOUT @TRACK COMMUNICATIONS:

@Track provides intelligent wireless mobile communications, emergency dispatch, fleet management and mobile-asset-tracking solutions. @Track currently holds 42 U.S. and foreign patents, with additional U.S. and international patents pending. Its technology combines wireless data and voice technologies with the GPS satellite location capabilities for vehicle fleet management. The company's mobile-asset-tracking product, TrackWare(TM), combines the technologies of GPS and wireless control channel messaging to track mobile assets.

ABOUT MINORPLANET SYSTEMS:

MPS is a U.K.-listed PLC that produces telemetric-based VMI(TM) systems. The company has operations in England, Ireland, Australia, Spain, Holland and the U.S. The company currently has key partnerships with GE Capital Fleet Services, AON Risk Services, ITIS Holdings PLC, Schmitz Cargobull and BT Cellnet. Founded four years ago in Leeds, England, MPS has around 1,300 customers, with an installed base of approximately 26,000 vehicles. MPS is traded on the AIM under the symbol MPS.L. For more information about MPS, please refer to the company's Web site at www.minorplanet.com.

Legal notice to investors: Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "expects," "believes," "anticipates," or words of similar import. Similarly, statements that describe the company's future plans, objectives or goals, as well as the proposed transactions described in this press release, are also forward-looking statements.



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Such forward-looking statements generally involve known and unknown risks, uncertainties and other facts, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: successful completion of due diligence necessary to consummate transaction with MPS; ability of the company to obtain necessary contractual, governmental, regulatory, and shareholder approvals to consummate transactions with MPS and Senior Note holders; the successful negotiation of definitive transaction documents with both Minorplanet and the Senior Note holders of @Track; market conditions; ability to achieve aggressive growth; ability to modify MPS VMI(TM) solutions for operation in the U.S.; ability to leverage existing strategic relationships; ability to reduce development costs and timeframes; general economic and business conditions; acceptance of new product offerings; development and operating costs; business abilities and judgment of management and personnel; and changes in business strategy. For a listing of risks applicable to the future prospects of the company, please refer to the reports filed with the SEC, such as recent 10-K and 10-Q Reports.

"@Track Communications", "TrackWare" and the red orb logotype are trademarks and service marks of @Track Communications, Inc.

Contact:
     @Track Communications, Richardson
     W. Michael Smith, 972/301-2450
     www.at-track.com